Exhibit 23.3

June 3, 2026

Robert E. Cameron, Ph.D.

Senior Associate of Behre Dolbear & Company (USA), Inc.

Comstock Inc. Form 10-K Consent Letter

The undersigned hereby consent to (i) the references to, and the information derived from, the technical report entitled TECHNICAL REPORT SUMMARY DAYTON CONSOLIDATED PROJECT LYON COUNTY, NEVADA, USA dated effective November 30, 2022; and (ii) the references, as applicable, to the undersigned names included in or incorporated by reference in their Annual Report for the Fiscal Year ending December 31, 2025 on Form 10-K and incorporated by reference in the prospectus constituting a part of this registration statement, being filed by Comstock Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

Robert Cameron, Ph.D., a Senior Associate of Behre Dolbear & Company (USA), Inc., is responsible for authoring the Technical Report Summary and consents to references to Robert Cameron, Ph.D. or Behre Dolbear & Company (USA), Inc., as applicable.

Dated: June 3, 2026

Original Signed and Sealed by Robert E. Cameron, Ph.D., MMSA Senior Associate of Behre Dolbear & Company (USA), Inc.

Dated: June 3, 2026

Original Signed and Sealed by

H. John Head

Executive Committee

Behre Dolbear Group, Inc.

Office: +1 (303) 620 0020                                             • inquiry@dolbear.com • www.dolbear.com

Behre Dolbear Group, Inc.   4255 South Buckley Road, #425   Aurora, Colorado 80013 USA